As filed with the Securities and Exchange Commission on June 20, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Ash Street

San Diego, California 92101

(619) 696-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEMPRA ENERGY EMPLOYEE AND DIRECTOR SAVINGS PLAN

(Full title of Plan)

Copy to:

JAMES M. SPIRA Chief Corporate Counsel Sempra Energy 101 Ash Street San Diego, California 92101 (619) 696-2000	BARRY CLARKSON, ESQ. REGINA M. SCHLATTER, ESQ. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$250,000,000	N/A	$250,000,000	$28,650
Common Stock, without par value(3)	500,000 shares	$67.34	$33,670,000	$ 3,859
Total:				$32,509

(1)	The deferred compensation obligations to which this Registration Statement relates arise under the Sempra Energy Employee and Director Savings Plan (formerly known as the Sempra Energy 2005 Deferred Compensation Plan) (the “Plan”), and are unsecured obligations of the registrant to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Plan.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan. As to Common Stock, based on the average of the high and low sales price of the Common Stock ($67.34), as reported on the New York Stock Exchange on June 14, 2012, pursuant to Rule 457(c).
(3)	Shares of the Registrant’s Common Stock are not issuable under the Plan. Represents deemed investments of participants in phantom shares of the Registrant’s Common Stock under the Plan. In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

INTRODUCTION

This registration statement on Form S-8 (the “Registration Statement”) is filed by Sempra Energy (referred to herein as “our,” “we,” “us” or the “Registrant”) relating to $250,000,000 in deferred compensation obligations which are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Sempra Energy Employee and Director Savings Plan (the “Plan”) and up to 500,000 phantom shares of the Registrant’s Common Stock which are deemed investments under the Plan (subject to adjustment for stock splits, stock dividends and other similar transactions involving our Common Stock).

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 28, 2012, as amended by the Registrant’s Annual Reports on Form 10-K/A filed with the Commission on March 14, 2012 and March 28, 2012;

B.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 4, 2012;

C.	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 23, 2012, April 3, 2012, May 11, 2012 and May 14, 2012; and

D.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Reg. No. 001-14201) filed with the Commission on June 5, 1998, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The deferred compensation obligations incurred by the Registrant under the Plan are unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Plan, the Compensation Committee (the “Committee”) of the Registrant’s Board of Directors may provide one or more Eligible Individuals with the opportunity to elect to defer a portion of the compensation otherwise payable to such individual consistent with the terms of the Plan. Participants may defer a specified percentage of their base salary and/or bonus. Participants who are Executive Officers may in certain circumstances also defer a specified percentage of stock option exercise gains, restricted stock unit gains, SERP lump sum benefits and severance benefits, subject to the terms of the Plan. Participants who are Directors may defer a specified percentage of their retainer payments and/or meeting and other fees under the Plan. Amounts deferred under the Plan at the election of the Participants are referred to as “Elective Deferrals.” Under certain circumstances, the Registrant may provide that certain fees paid to Directors will automatically be deferred into the Plan.

The amounts deferred under the Plan represent an obligation of the Registrant to make payments to the Participant at some time in the future. The amount that the Registrant is required to pay under the terms of the Plan is equal to the Elective Deferrals made by the Participant, as adjusted for hypothetical gains or losses attributable to the deemed investment of such Elective Deferrals as chosen by the Participants from among designated hypothetical investment alternatives, all of which is reflected in the Participant’s Accounts (bookkeeping accounts maintained by the Registrant for each of the Participants). In addition, the Registrant may make matching contribution using the guidelines offered under the Registrant’s 401(k) Savings Plan (the “401(k) Plan”). Currently, the maximum Registrant matching contribution is 50% of a Participant’s deferrals of base salary and/or bonus based on a maximum deferral of 6% of compensation under the 401(k) Plan and the Plan per year.

Generally, the hypothetical investment alternatives available under the Plan are based on whether the Participant is an Executive Officer, Director or Manager. Managers generally are limited to a hypothetical investment with a deemed rate of return equal to the average of the daily Moody’s Corporate Bond Yield Average - Monthly Average Corporates for the relevant month plus the greater of (i) ten percent of the Moody’s Corporate Bond Yield Average - Monthly Average Corporates or (ii) one percent per annum (the “Moody’s Plus Rate”). The hypothetical investment alternatives available under the Plan generally are identical with the investment alternatives available for participant-directed investment in the 401(k) Plan, including phantom shares of Registrant common stock (the “401(k) Type Investments”). Executive Officers and Directors may select from the 401(k) Type Investments and the Moody’s Plus Rate. Although the Plan permits the Committee to limit the Managers’ investment alternatives to the Moody’s Plus Rate, the Committee does offer under the Plan the 401(k) Type Investments plus the Moody’s Plus Rate for all Participants. The hypothetical investments for Participants’ Accounts may be varied from time to time at the discretion of the Board of Directors or the Committee (which may be appointed by the Board of Directors to act as administrator for the Plan).

Prior to June 29, 2012, all Registrant matching contributions were credited in the form of phantom shares of Registrant common stock. After June 29, 2012, Registrant matching contributions will be deferred into those investment alternatives elected by Participants. Participants may elect to have any Registrant matching contributions made in phantom shares of Registrant common stock treated as liquidated and re-invested in any of the other available investment alternatives. Participants also may elect to have their Elective Deferrals that are invested in phantom shares of Registrant common stock treated as liquidated and re-invested in any of the other available investment alternatives, or to have their Elective Deferrals that are invested in any of the other available investment alternatives treated as transferred to and re-invested in phantom shares of the Registrant’s common stock.

Employees are immediately vested in all Elective Deferrals and all Registrant matching contributions (and all income and gain attributable thereto) made to their Accounts.

The amounts payable to Participants are distributed in accordance with the distribution provisions of the Plan. Distributions generally begin following a Participant’s cessation of service; however, distributions under the Plan to “key employees” (as defined in

Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) generally will not begin until a date which is six months after such Participant’s separation from service. Distributions are generally payable in a lump sum or annual installments not to exceed fifteen years, pursuant to advance elections by Participants. However, if a Participant’s distributable amount is less than $25,000, it will automatically be distributed in a cash lump sum. Amounts retained in the Participant’s Account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses. In-service distributions may only be made under the Plan in a single lump sum cash payment pursuant to an advance election. Participants are also entitled to certain hardship distributions under the Plan.

The Registrant reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant’s vested account balance, including previous earnings or losses, as of the date of such amendment or termination. Notwithstanding the foregoing, the Registrant has the right to take such action under the Plan, including amending or terminating the Plan, or distributing amounts deferred under the Plan, to the extent the Registrant determines such action is advisable to comply with the requirements of Section 409A of the Code. Any such action may adversely affect the rights of a Participant without his or her consent.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The registrant’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of the registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code. In addition, the registrant has indemnification agreements with its officers and directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits following the signature page to this Registration Statement.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration

Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of June, 2012.

Sempra Energy, a California corporation

By:	/s/ DEBRA L. REED
Debra L. Reed Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Debra L. Reed, M. Javade Chaudhri and Joseph A. Householder, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 2012.

Signature	Title

/s/ DEBRA L. REED Debra L. Reed	Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOSEPH A. HOUSEHOLDER Joseph A. Householder	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ DONALD E. FELSINGER Donald E. Felsinger	Executive Chairman and Director

/s/ ALAN L. BOECKMANN Alan L. Boeckmann	Director

/s/ JAMES G. BROCKSMITH, JR. James G. Brocksmith, Jr.	Director

Signature	Title

Wilford D. Godbold, Jr.	Director

/s/ WILLIAM D. JONES William D. Jones	Director

William G. Ouchi, Ph.D.	Director

/s/ CARLOS RUIZ Carlos Ruiz	Director

/s/ WILLIAM C. RUSNACK William C. Rusnack	Director

/s/ WILLIAM P. RUTLEDGE William P. Rutledge	Director

/s/ LYNN SCHENK Lynn Schenk	Director

/s/ LUIS M. TÉLLEZ, PH.D. Luis M. Téllez, Ph.D.	Director

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP relating to Sempra Energy

23.3	Consent of Deloitte & Touche LLP relating to RBS Sempra Commodities LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)

99.1(1)	Amendment and Restatement of the Sempra Energy 2005 Deferred Compensation Plan (now known as the Sempra Energy Employee and Director Savings Plan)

99.2	Amendment to the Amendment and Restatement of the Sempra Energy 2005 Deferred Compensation Plan (now known as the Sempra Energy Employee and Director Savings Plan) dated November 3, 2008

99.3(2)	Amendment to the Amendment and Restatement of the Sempra Energy 2005 Deferred Compensation Plan (now known as the Sempra Energy Employee and Director Savings Plan) dated November 1, 2010

99.4(3)	First Amendment to the Sempra Energy Employee and Director Savings Plan dated November 7, 2011

99.5	Second Amendment to the Sempra Energy Employee and Director Savings Plan dated June 12, 2012

[1]	Exhibit 99.1 is incorporated herein by reference to Exhibit 10.18 of the registrant’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the Commission on February 24, 2009.
[2]	Exhibit 99.3 is incorporated herein by reference to Exhibit 10.20 of the registrant’s Annual Report on Form 10-K for the period ended December 31, 2010, filed with the Commission on February 24, 2011.
[3]	Exhibit 99.4 is incorporated herein by reference to Exhibit 10.22 of the registrant’s Annual Report on Form 10-K for the period ended December 31, 2011, filed with the Commission on February 28, 2012.